Exhibit 10.1

OFFICE LEASE
by and between
EOS AT MILLROCK PARK, LLC,
a Delaware limited liability company
(“Landlord”)
and
HEALTHCARE QUALITY CATALYST, LLC
a Utah limited liability company
(“Tenant”)
Dated as of
September 1, 2016

LEASE OF PREMISES		1
BASIC LEASE PROVISIONS		1
STANDARD LEASE PROVISIONS		3
1	TERM	3
2	BASIC ANNUAL RENT AND SECURITY DEPOSIT	4
3	ADDITIONAL RENT	5
4	IMPROVEMENTS AND ALTERATIONS	10
5	REPAIRS	12
6	USE OF PREMISES	12
7	UTILITIES AND SERVICES	14
8	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE	16
9	FIRE OR CASUALTY	18
10	EMINENT DOMAIN	19
11	ASSIGNMENT AND SUBLETTING	19
12	DEFAULT	22
13	ACCESS; CONSTRUCTION	26
14	BANKRUPTCY	26
15	INTENTIONALLY DELETED	27
16	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	27
17	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	28
18	PARKING; COMMON AREAS	29
19	MISCELLANEOUS	31

LIST OF EXHIBITS
Exhibit A-1    Floor Plan(s)
Exhibit A-2    Legal Description of the Project
Exhibit A-3    Rentable Area
Exhibit B    Work Letter
Exhibit C    Utilities and Services
Exhibit D    Building Rules and Regulations
Exhibit E    Form Estoppel Certificate
Exhibit F    Tenant’s Initial Certificate
Exhibit G    ADA
Addendum One    One Renewal Option at Fixed Rate

i

OFFICE LEASE
THIS OFFICE LEASE (this “Lease”) is made between EOS AT MILLROCK PARK, LLC, a Delaware limited liability company (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.
LEASE OF PREMISES
Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on ExhibitA-2 attached hereto, which is also improved with landscaping, parking facilities and other improvements (including other office buildings), fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes referred to herein as the “Project”).
BASIC LEASE PROVISIONS

1.	Tenant:	HEALTHCARE QUALITY CATALYST, LLC, a Utah limited liability company (“Tenant”)
2.	Building:	3165 E. Millrock Drive, Holladay, Utah
	Project:	Millrock Office Park
3.	Description of Premises:	Suites: 175, 200, 250, 400, 450, 475 and 495
Rentable Area:
60,358 square feet, consisting of (i) that certain 2,769 square feet of Rentable Area designated as Suite 175 in the Building (the “Suite 175 Space”), (ii) that certain 16,838 square feet of Rentable Area designated as Suite 200 in the Building (the “Suite 200 Space”), (iii) that certain 11,669 square feet of Rentable Area designated as Suite 250 in the Building (the “Suite 250 Space”), (iv) that certain 15,316 square feet of Rentable Area designated as Suite 400 in the Building (the “Suite 400 Space”), (v) that certain 7,480 square feet of Rentable Area designated as Suite 450 in the Building (the “Suite 450 Space”), and (vi) that certain 6,286 square feet of Rentable Area designated as Suite 475/495 in the Building (the “Suite 475/495 Space”)

	Building Size:	134,818 square feet (subject to Paragraph 18)
	Project Size:	483,203 rsf
4.	(a) Tenant’s Proportionate Share of Operating Costs of Building:	44.77% (60,358 rsf /134,818 rsf) (See Paragraph 3)
	(b) Tenant’s Proportionate Share of Operating Costs of Project:	12.4912% (60,358 rsf / 483,203 rsf) (See Paragraph 3)
5.	Basic Annual Rent:	(See Paragraph 2)
	Months 1 to 12, inclusive: Monthly Installment:	$155,924.83 ($31.00/square foot of Rentable Area/annum)
	Months 13 to 24, inclusive: Monthly Installment:	$171,014.33 ($34.00/square foot of Rentable Area/annum)
	Months 25 to 30, inclusive: Monthly Installment:	$188,618.75 ($37.50/square foot of Rentable Area/annum)
6.	Intentionally Deleted
7.	Security Deposit:	$203,415.89 (See Paragraph 2(c))
8.	Base Year for Operating Costs:	2016 (See Paragraph 3)

A-2 -- 1

9.	Initial Term:
Thirty (30) months, commencing on the Commencement Date and ending on the last day of the calendar month immediately preceding the thirtieth (30th) full calendar month anniversary of the Commencement Date (See Paragraph 1)

10.	Commencement Date:	September 1, 2016
11.	Termination Date:	February 28, 2019
12.	Broker(s) (See Paragraph 19(k)):
	Landlord’s Broker:	CBRE, Inc. 222 South Main Street, 4th Floor Salt Lake City, Utah 84101
	Tenant’s Broker:	CBRE, Inc. 222 South Main Street, 4th Floor Salt Lake City, Utah 84101
13.	Number of Parking Spaces:	A total of up to 221 unreserved parking spaces, at no additional charge to Tenant throughout the Initial Term (See Paragraph 18)
14.	Addresses for Notices:
To: TENANT: Healthcare Quality Catalyst, LLC 3165 East Millrock Drive, Suite 400 Holladay, Utah 84121 Attn: General Counsel
To: LANDLORD:
Project Management Office:
EOS at Millrock Park, LLC
c/o Property Management Office
6510 South Millrock Drive, Suite 250
Holladay, Utah 84121
With a copy to:
KBS Realty Advisors, LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn: Tim Helgeson, Senior Vice President

15.	Place of Payment	All payments payable under this Lease shall be sent to Landlord at the Project Management Office at the address specified in Item 14 or to such other address as Landlord may designate in writing.
16.	Guarantor:	None
17.	Date of this Lease:	See cover page
18.	Landlord’s Construction Allowance:	Up to $801,790.00 (See Exhibit B)
19.	The “State” is the State of Utah.

This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraphs 1 through Paragraph 19 which follow) and Exhibits A-1 through Exhibit A-3 and Exhibits B through Exhibit G, and the following Addenda: Addendum One: One Renewal Option at Fixed Rate, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

A-2 -- 2

STANDARD LEASE PROVISIONS
1.    TERM
(a)    The Initial Term of this Lease and the Rent (defined below) shall commence on September 1, 2016 (the “Commencement Date”), and the Termination Date shall mean February 29, 2019 (the “Termination Date”). Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions, subject to any extension of the Initial Term hereof exercised in accordance with the terms and conditions expressly set forth herein. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease.
(b)    Landlord and Tenant are currently parties to the following leases: (i) that certain Office Lease dated June 5, 2012 originally entered into by and between Landlord’s predecessor-in-interest Millrock Park West, LLC (“MPW”) and Tenant, as amended by that certain First Amendment to Office Lease dated effective July 1, 2015 pursuant to which Tenant is leasing from Landlord the Suite 400 Space and the Suite 450 Space (the “Suite 400/450 Lease”), (ii) that certain Office Lease dated December 27, 2013 originally entered into by and between MPW and Tenant, as amended by that certain First Amendment to Office Lease dated July 29, 2014 (collectively, the “Suite 175/250 First Amendment”) pursuant to which Tenant is leasing from Landlord the Suite 250 Space and the Suite 175 Space (the “Suite 175/250 Lease”), and (iii) that certain Office Lease dated February 5, 2013 originally entered into by and between MPW and Tenant pursuant to which Tenant is leasing from Landlord the Suite 475/495 Space (the “Suite 475/495 Lease;” collectively the Suite 400/450 Lease, the Suite 175/250 Lease and Suite 475/495 Lease being referred to herein as the “Existing Leases”). Landlord is currently leasing the Suite 200 Space to IBFX, Inc. (“IBFX”) pursuant to a lease agreement between Landlord and IBFX (the “IBFX Lease”) and Tenant is currently subleasing the Suite 200 Space from IBFX pursuant to that certain Sublease Agreement dated December 19, 2014 by and between IBFX and Tenant (the “Suite 200 Sublease”). Concurrently with the execution of this Lease, Landlord is entering into a termination agreement with IBFX terminating the IBFX Lease effective as of the day immediately preceding the Commencement Date of this Lease (the “IBFX Termination Agreement”). The IBFX Termination Agreement will provide that the IBFX Sublease is also being terminated, with the effective date of such termination of the Suite 200 Sublease being the day immediately preceding the Commencement Date of this Lease, and that IBFX will return the security deposit in the amount of $87,865.00 posted by Tenant with IBFX in connection with the Suite 200 Sublease. Tenant will join in execution of the IBFX Termination Agreement in order to document its consent as to the termination of the Suite 200 Sublease as set forth in the preceding sentence. Notwithstanding anything herein to the contrary, in no event shall Landlord be in default under this Lease nor shall Tenant be entitled to any damages in the event there is any delay in IBFX’s surrender and delivery of the Suite 200 Space following the early termination of the IBFX Lease. Accordingly, Tenant is already in possession of the Premises as of the Date of this Lease. Tenant’s occupancy of the Premises for the time period prior to the Commencement Date hereof shall be governed by the respective existing leases covering such portions of the Premises (other than the Suite 200 Space, which is governed by the IBFX Lease) and effective as of the Commencement Date hereof, the Suite 400/450 Lease, Suite 175/250 Lease and Suite 475/495 Lease shall each be terminated (except with respect to any provisions that expressly survive the termination or expiration of such leases) and, from and after the Commencement Date, Tenant’s occupancy of the Premises shall be governed by the terms of this Lease.
(c)    Following the Commencement Date hereof, Landlord may prepare and deliver to Tenant, Tenant’s Initial Certificate in the form of Exhibit F attached hereto (the “Certificate”) which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the Certificate to Landlord within ten (10) days of its receipt from Landlord, the Certificate as sent by Landlord shall be deemed to have correctly set forth the Commencement Date and the other matters addressed in the Certificate. Failure of Landlord to send the Certificate shall have no effect on the Commencement Date.

A-2 -- 3

2.    BASIC ANNUAL RENT AND SECURITY DEPOSIT
(a)    Tenant agrees to pay during each month of the Lease Term as Basic Annual Rent (“Basic Annual Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions.
(b)    Except as expressly provided to the contrary herein, Basic Annual Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the expiration of the Lease Term. The first full monthly installment of Basic Annual Rent shall be payable upon Tenant’s execution of this Lease. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If the Commencement Date is a day other than the first day of a calendar month, or the Lease Term expires on a day other than the last day of a calendar month, then the Rent for such partial month shall be calculated on a per diem basis.
(c)    Landlord is currently holding existing security deposits (including a signage deposit) under the Existing Leases (collectively, the “Existing Security Deposits”) in the aggregate amount of $115,550.89. Simultaneously with the execution of this Lease, Tenant shall deposit with Landlord an additional amount equal to $87,865.00 (the “Additional Deposit”), which when added to the Existing Security Deposits shall equal the security deposit amount set forth in Item 7 of the Basic Lease Provisions. Upon the Commencement Date hereof, Landlord shall continue to hold the Existing Security Deposits, plus the Additional Deposit being made by Tenant under the terms of this Paragraph 2(c), and the aggregate of both shall be held as the security deposit (the “Security Deposit”) in Item 7 of the Basic Lease Provisions as security for the performance of the provisions hereof by Tenant. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest thereon.
If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of Rent or the cleaning of the Premises upon the termination of this Lease, or amounts which Landlord may be entitled to recover pursuant to the terms hereof, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (i) for the payment of any Rent or any other sum in default, (ii) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default hereunder, or (iii) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default hereunder, including, without limitation, costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises following a default by Tenant hereunder. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the appropriate amount, as determined hereunder. If Tenant shall fully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term; provided, however, that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with Paragraph 3 below has been determined and paid to Landlord in full.
(d)    The parties agree that for all purposes hereunder the Premises shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions. Upon the request of Landlord, Landlord’s Space Planner shall verify the exact number of square feet of Rentable Area in the Premises. In the event there is a variation of three percent (3%) or more from the number of square feet specified in Item 3 of the Basic Lease Provisions, Landlord and Tenant shall execute an amendment to this Lease for the purpose of making appropriate adjustments to the Basic Annual Rent, the Security Deposit, Tenant’s Proportionate Share and such other provisions hereof as shall be appropriate under the circumstances. Landlord calculated the Rentable Area described in Item 3 of the Basic Lease Provisions using the definition of Rentable Area contained in Exhibit A-3 of this Lease.

A-2 -- 4

3.    ADDITIONAL RENT
(a)    If Operating Costs (defined below) for the Project for any calendar year during the Lease Term exceed Base Operating Costs (defined below), Tenant shall pay to Landlord as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share (which may be either the Tenant’s Proportionate Share of the Building or the Tenant’s Proportionate Share of the Project, as determined by Landlord and as defined below) of such excess.
(b)    “Tenant’s Proportionate Share of the Building” is, subject to the provisions of Paragraph 18, the percentage number described in Item 4(a) of the Basic Lease Provisions. “Tenant’s Proportionate Share of the Project” is, subject to the provisions of Paragraph 18, the percentage number described in Item 4(b) of the Basic Lease Provisions. Tenant’s Proportionate Share of the Building represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area for lease to third parties in the Building, as determined by Landlord pursuant to Paragraph 18. Tenant’s Proportionate Share of the Project represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area for lease to third parties in the Project, as determined by Landlord pursuant to Paragraph 18.
(c)    “Base Operating Costs” means all Operating Costs incurred or payable by Landlord during the calendar year specified as Tenant’s Base Year in Item 8 of the Basic Lease Provisions.
(d)    “Operating Costs” means all costs, expenses and obligations incurred or payable by Landlord in connection with the operation, ownership, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, including without limitation, the following:
(i)    All real property taxes, assessments, license fees, excises, levies, charges, assessments, both general and special assessments, or impositions and other similar governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer, and all taxes, charges, assessments or similar impositions imposed in lieu of the same (collectively, “Real Estate Taxes”). Real Estate Taxes shall also include all taxes, assessments, license fees, excises, levies, charges or similar impositions imposed by any governmental agency, district, authority or political subdivision (A) on any interest of Landlord, any mortgagee of Landlord or any interest of Tenant in the Project, the Premises, or on the occupancy or use of space in the Project or the Premises; (B) for the provision of amenities, services or rights of use, whether or not exclusive, public, quasi-public or otherwise made available on a shared use basis, including amenities, services or rights of use such as fire protection, police protection, street, sidewalk, lighting, sewer or road maintenance, refuse removal or janitorial services or for any other service, without regard to whether such services were formerly provided by governmental or quasi-governmental agencies to property owners or occupants at no cost or at minimal cost; (C) related to any transportation plan, fund or system instituted within the geographic area of the Project or otherwise applicable to the Premises, the Project or any portion thereof; and (D) the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or seeking to lower the tax valuation of the Project. Real Estate Taxes shall not include any estate, inheritance successor, transfer, gift, franchise, corporation, income or profit tax imposed by the State or federal government on Landlord unless such income, franchise, transfer or profit taxes are in substitution for any Real Estate Taxes payable hereunder; and
(ii)    The cost of services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; insurance, including, but not

A-2 -- 5

limited to, public liability, fire, property damage, wind, hurricane, earthquake, terrorism, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and All Risk, Causes of Loss - Special Form coverage insurance for up to the full replacement cost of the Project and such other insurance as is customarily carried by operators of other similar class office buildings in the city in which the Project is located, to the extent carried by Landlord in its discretion, and the deductible portion of any insured loss otherwise covered by such insurance; the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Project; any association assessments, costs, dues and/or expenses relating to the Project, personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project; repair and replacement of window coverings provided by Landlord in the premises of tenants in the Project; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); the maintenance of any easements or ground leases benefiting the Project, whether by Landlord or by an independent contractor; a reasonable allowance for depreciation of personal property used in the operation, maintenance or repair of the Project; license, permit and inspection fees; all costs and expenses required for any reason by any governmental or quasi-governmental authority or by applicable law; capital improvements and the cost of any capital improvements made to the Project by Landlord (i) required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted or made applicable to the Project after the Date of this Lease, (ii) intended to improve life-safety systems, or (iii) to reduce operating expenses, but only to the extent that such operating expenses are actually reduced (such costs to be amortized over the reasonable life of the items in accordance with sound real estate practices, but not beyond the reasonable life of the Building, together with interest thereon at the rate of eight percent (8%) per annum or such other rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements) (collectively, the “Permitted Capital Improvements”); the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance and repair (to include the replacement of components) and other mechanical and electrical systems repair and maintenance; sign maintenance; and Common Area (defined below) repair, resurfacing, operation and maintenance; the reasonable cost for temporary lobby displays and events commensurate with the operation of a similar class building, and the cost of providing security services, if any, deemed appropriate by Landlord.
The following items shall be excluded from Operating Costs:
(A)    leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;
(B)    costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;
(C)    Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Basic Annual Rent and Operating Costs payable under the lease with such tenant or other occupant;
(D)    any depreciation or amortization of the Project except as expressly permitted herein;
(E)    costs incurred due to a violation of Law (defined below) by Landlord relating to the Project;

A-2 -- 6

(F)    interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;
(G)    all items and services for which Tenant or other tenants reimburse Landlord outside of Operating Costs;
(H)    repairs or other work occasioned by fire, windstorm or other work paid for through insurance or condemnation proceeds (excluding any deductible);
(I)    repairs resulting from any defect in the original design or construction of the Project;
(J)    legal expenses incurred in enforcing the terms of any lease;
(K)    the cost of any item or service which Tenant separately reimburses Landlord or pays to third parties, or that Landlord provides selectively to one or more tenants of the Building whether or not Landlord is reimbursed by such other tenant(s);
(L)    legal fees relating to the ownership, construction, leasing or sale of the Building;
(M)    any interest or penalty incurred due to the late payment of any Operating Cost;
(N)    any amount paid to an entity or individual related to Landlord which exceeds the amount which would be paid for similar goods or services on an arms-length basis between unrelated parties;
(O)    management fees to the extent they exceed four percent (4%) of the gross receipts from the Project;
(P)    the cost of correcting any applicable building or fire code violation(s) or violation(s) of any other applicable law relating to the Building in effect on the Commencement Date (provided, however, the foregoing shall not preclude the inclusion in Operating Costs of any improvements, alterations or costs performed or incurred in connection with any applicable law that the Building is grandfathered under);
(Q)    any costs (including any damages or future claims asserted against Landlord in connection with the same) incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy hazardous materials from the Building which were present at the Building prior to the Commencement Date or brought onto the Building after the Commencement Date by a party other than Tenant or by those for whom Tenant is responsible for under this Lease;
(R)    any personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building;
(S)    rentals and other related expenses, if any, incurred in leasing items to the extent that the cost of the purchase of that item would not be included as a permitted capital expenditure hereunder;
(T)    any costs or expenses for sculpture, paintings, or other works of art, including costs incurred with respect to the purchase, ownership, leasing, repair and/or maintenance of such works of art;
(U)    contributions to Operating Cost reserves if such reserves will not be used during the calendar year in which such reserve is created;
(V)    all bad debt loss, rent loss or reserve for bad debt or rent loss;

A-2 -- 7

(W)    costs of capital improvements, except Permitted Capital Improvements as provided above;
(X)    costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building;
(Y)    costs incurred in connection with the sale, financing, refinancing, or mortgaging of the Building (provided, however, the foregoing shall not exclude increases in Real Estate Taxes in connection with a reassessment arising from any of the foregoing);
(Z)    costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of utility bills and other costs incurred by Landlord’s failure to make such payments when due unless caused by Tenant’s failure to pay on time;
(AA)    costs arising from Landlord’s charitable or political contributions;
(BB)    expenditures paid to a related corporation, entity or persons which are in excess of the amount which would be paid in the absence of such relationship;
(CC)    expenditures resulting from the relocation or moving of tenants in the Building to another location within the Building; and
(DD)    costs incurred to remove Hazardous Materials (hereinafter defined), which Hazardous Materials are in existence in the Premises or on the Premises prior to the Commencement Date or are brought into the Premises or onto the Premises after the date hereof by Landlord or any other tenant of the Premises (excluding Tenant), and is of such a nature that a federal, state or municipal government governmental authority, if it had knowledge of the presence and levels of concentration of such Hazardous Material in the state and under the conditions that it then exists in the Premises or on the Premises, would require the removal of such Hazardous Material or would require other remedial or containment action with respect thereto pursuant to applicable laws in effect as of the Commencement Date.
(e)    Operating Costs for any calendar year during which actual occupancy of the Project is less than ninety-five percent (95%) of the Rentable Area of the Project shall be appropriately adjusted to reflect ninety-five percent (95%) occupancy of the existing Rentable Area of the Project during such period. In determining Operating Costs, if any services or utilities are separately charged to tenants of the Project or others, Operating Costs shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. Operating Costs for the Base Year (as defined in Item 8 of the Basic Lease Provisions) shall not include Operating Costs attributable to temporary market-wide labor-rate increases and/or utility rate increases due to extraordinary circumstances, including, but not limited to Force Majeure, conservation surcharges, boycotts, embargoes, or other shortages. In no event shall the components of Operating Costs for any calendar year related to electrical costs be less than the components of Operating Costs related to electrical costs in the Base Year. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. In addition, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Operating Costs among different tenants and/or different buildings of the Project and/or on a building-by-building basis (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the

A-2 -- 8

Rentable Area of the Premises to the Rentable Area of all of the premises to which such costs are allocated. Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the buildings in the Project.
(f)    Prior to the commencement of each calendar year of the Lease Term following the Commencement Date, Landlord shall have the right to give to Tenant a written estimate of Tenant’s Proportionate Share of the projected excess, if any, of the Operating Costs for the Project for the ensuing year over the Base Operating Costs. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. Within a reasonable period after the end of each calendar year, Landlord shall furnish Tenant a statement indicating in reasonable detail the excess of Operating Costs over Base Operating Costs for such period, and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such excess as indicated by such annual statement. Any payment due Landlord shall be payable by Tenant on demand from Landlord. Any amount due Tenant shall be credited against installments next becoming due under this Paragraph 3(f) or refunded to Tenant, if requested by Tenant.
(g)    All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent to be allocated to monthly Operating Costs.
(h)    Tenant shall pay ten (10) days before delinquency, all taxes and assessments (i) levied against any personal property, tenant improvements or trade fixtures of Tenant in or about the Premises, (ii) based upon this Lease or any document to which Tenant is a party creating or transferring an interest in this Lease or an estate in all or any portion of the Premises, and (iii) levied for any business, professional, or occupational license fees. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall upon demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.
(i)    Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of excess Operating Costs shall not constitute a waiver of its right to require an increase in Rent, or in any way impair, the continuing obligations of Tenant under this Paragraph 3. In the event of any dispute as to any Additional Rent due under this Paragraph 3, Tenant, an officer of Tenant or Tenant’s certified public accountant (but (a) in no event shall Tenant hire or employ an accounting firm of accountants or any person to audit Landlord as set forth under this Paragraph who is compensated or paid for such audit on a contingency basis and (b) in the event Tenant hires or employs an independent party to perform such audit, Tenant shall provide Landlord with a copy of the engagement letter (provided, however, Tenant may redact such engagement letter so long as the portions that are not redacted enable Landlord to confirm that the auditor is not being compensated on a contingency basis)) shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office. If, after such inspection, Tenant still disputes such Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Costs and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the parties agree that Landlord shall choose an independent certified public accountant to conduct the certification as to the proper amount of Tenant’s Proportionate Share of Operating Costs due by Tenant for the period in question; provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Operating Costs to which Tenant is now objecting. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Proportionate Share of Operating Costs for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Costs or, at the request of Tenant, promptly

A-2 -- 9

refund such excess to Tenant and conversely, if Tenant has underpaid Tenant’s Proportionate Share of Operating Costs, Tenant shall promptly pay such additional Operating Costs to Landlord. Tenant agrees to pay the cost of such certification and the investigation with respect thereto; provided, however, if it is determined that Landlord’s original statement was in error in Landlord’s favor by more than five percent (5%), then Landlord agrees to reimburse Tenant up to a maximum amount of $5,000 towards Tenant’s actual and reasonable out-of-pocket costs incurred in connection with such certification and investigation. Tenant waives the right to dispute any matter relating to the calculation of Operating Costs or Additional Rent under this Paragraph 3 if any claim or dispute is not asserted in writing to Landlord within one hundred eighty (180) days after delivery to Tenant of the original billing statement with respect thereto. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information.
(j)    Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of excess Operating Costs for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated Operating Costs paid, and conversely, any overpayment made by Tenant shall be promptly refunded to Tenant by Landlord.
(k)    Tenant shall pay all sales and use tax levied or assessed against all Basic Annual Rent, Tenant’s Proportionate Share of Operating Costs and any other payments due under this Lease simultaneously with each installment of Basic Annual Rent, Tenant’s Proportionate Share of Operating Costs and any other payment required hereunder.
(l)    The Basic Annual Rent, as adjusted pursuant to Paragraph 2, Paragraph 3 and Paragraph 7, and other amounts required to be paid by Tenant to Landlord hereunder, are sometimes collectively referred to as, and shall constitute, “Rent”.
4.    IMPROVEMENTS AND ALTERATIONS
(a)    Except with respect to Landlord’s repair and maintenance obligations set forth in Paragraph 5(a) below, Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Premises from Landlord in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term.
(b)    Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Alterations”) shall be subject to Landlord’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing to the contrary, Tenant shall not make (i) any structural alterations, improvements or additions to the Premises, or (ii) any alterations, improvements or additions to the Premises which (a) will adversely impact the Building’s mechanical, electrical or heating, ventilation or air conditioning systems, or (b) will adversely impact the structure of the Building, or (c) are visible from the exterior of the Premises, or (d) which will result in the penetration or puncturing of the roof or floor, without, in each case, first obtaining Landlord’s prior written consent or approval to such Alterations (which consent or approval shall be in the Landlord’s sole and absolute discretion) (items (i) and (ii) being a “Design Condition”). Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Alterations. All Alterations shall be constructed at Tenant’s sole cost and expense and in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Alterations shall be submitted to Landlord for its approval, which shall not be unreasonably withheld, conditioned or delayed so long as a Design Condition is not created. Landlord may monitor construction of the Alterations. Tenant shall reimburse Landlord for all out-of-pocket sums, if any, paid by Landlord for third party examination of Tenant’s plans and specifications for any Alterations.

A-2 -- 10

In addition, Tenant shall be obligated to pay Landlord a coordination fee equal to five percent (5%) of the actual costs of any of such Alterations, which coordination fee shall be paid to Landlord promptly following the completion of the construction of the Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors designated by Landlord. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those improvements or Alterations from the Premises which (i) were not approved in advance by Landlord, (ii) were not built in conformance with the plans and specifications approved by Landlord, or (iii) Landlord specified during its review of plans and specifications for Alterations would need to be removed by Tenant upon the expiration of this Lease. Except as set forth in the preceding sentence, Tenant shall not be obligated to remove such Alterations at the expiration of this Lease. Landlord shall not unreasonably withhold or delay its approval with respect to what improvements or Alterations Landlord may require Tenant to remove at the expiration of the Lease. If, upon the termination of this Lease, Landlord requires Tenant to remove any or all of such Alterations from the Premises, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Alterations and improvements and Tenant shall repair and restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear excepted. Any Alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord unless Landlord notifies Tenant otherwise. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Upon completion of any Alterations and upon Landlord’s reasonable request, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Alterations and final lien waivers from all such contractors and subcontractors. Notwithstanding anything herein to the contrary, Tenant, may, without Landlord’s prior consent, but with prior written notice to Landlord and provided that Tenant complies with all Building rules and regulations affecting Alterations, install cosmetic, non-structural Alterations which do not affect the HVAC, plumbing or electrical systems of the Building, which are not visible from the exterior of the Premises, which do not require the issuance of a permit, and which cost $50,000 or less in any calendar year.
(c)    Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all amounts so paid by Landlord in connection therewith, together with all of Landlord’s costs and expenses, with interest thereon at the Default Rate (defined below) and Tenant shall indemnify and defend each and all of the Landlord Parties (defined below) against any damages, losses or costs arising out of any such claim. Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.
(d)    NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

A-2 -- 11

5.    REPAIRS
(a)    Landlord shall keep the Common Areas of the Building and the Project in a clean and neat condition. Subject to subparagraph (b) below, Landlord shall make all necessary repairs, within a reasonable period following receipt of notice of the need therefor from Tenant, to the exterior walls, exterior doors, exterior locks on exterior doors and windows of the Building, and to the Common Areas and to public corridors and other public areas of the Project not constituting a portion of any tenant’s premises and shall use reasonable efforts to keep all Building standard equipment used by Tenant in common with other tenants in good condition and repair and to replace same at the end of such equipment’s normal and useful life, reasonable wear and tear and casualty loss excepted. Except as expressly provided in Paragraph 9 of this Lease, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.
(b)    Tenant, at its expense, (i) shall keep the Premises and all fixtures contained therein in a safe, clean and neat condition, and (ii) shall bear the cost of maintenance and repair, by contractors selected by Landlord, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities, and supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant). Tenant shall make all repairs to the Premises not required to be made by Landlord under subparagraph (a) above with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall do all decorating, remodeling, alteration and painting required by Tenant during the Lease Term. Tenant shall pay for the cost of any repairs to the Premises, the Building or the Project made necessary by any gross negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises or the Project by Tenant. If Tenant fails to make such repairs or replacements within thirty (30) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlord for the cost thereof, together with an administration fee equal to five percent (5%) of such costs.
(c)    Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a safe, clean and neat condition, normal wear and tear excepted. Prior to the expiration or earlier termination of this Lease, Tenant shall remove from the Premises (i) all trade fixtures, furnishings and other personal property of Tenant, except as otherwise set forth in Paragraph 4(b) of this Lease, and (ii) all computer and phone cabling and wiring installed by or on behalf of Tenant (including any computer and phone cabling and wiring installed under the terms of the Existing Leases), and Tenant shall repair all damage caused by such removal, and shall restore the Premises to its original condition, reasonable wear and tear excepted. Notwithstanding anything herein to the contrary, Landlord shall have the right to require the removal of any alterations or improvements to the extent Landlord would have had the right to require their removal under any of the Existing Leases. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property, Tenant shall be deemed to have abandoned the same, in which case Landlord may store or dispose of the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion.
6.    USE OF PREMISES
(a)    Tenant shall use the Premises only for general office uses and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion.

A-2 -- 12

(b)    Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any law, statute, ordinance or any governmental rule, regulation or order (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law. If any Law shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, alteration or occupancy thereof, Tenant shall comply with such Law at Tenant’s sole cost and expense. This Lease shall be subject to and Tenant shall comply with all financing documents encumbering the Building or the Project and all covenants, conditions and restrictions affecting the Premises, the Building or the Project.
(c)    Tenant shall not at any time use or occupy the Premises in violation of the certificates of occupancy issued for or restrictive covenants pertaining to the Building or the Premises, and in the event that any architectural control committee or department of the State or the city or county in which the Project is located shall at any time contend or declare that the Premises are used or occupied in violation of such certificate or certificates of occupancy or restrictive covenants, Tenant shall, upon five (5) days’ notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation). The failure by Tenant to discontinue such use shall be considered a default under this Lease and Landlord shall have the right to exercise any and all rights and remedies provided herein or by Law. Any statement in this Lease of the nature of the business to be conducted by Tenant in the Premises shall not be deemed or construed to constitute a representation or guaranty by Landlord that such business is or will continue to be lawful or permissible under any certificate of occupancy issued for the Building or the Premises, or otherwise permitted by Law.
(d)    Tenant shall not do or permit to be done anything which may invalidate or increase the cost of any fire, All Risk, Causes of Loss - Special Form or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances or any other organization performing a similar function. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6.
(e)    Tenant shall not in any way interfere with the rights or quiet enjoyment of other tenants or occupants of the Premises, the Building or the Project. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than five (5) persons per 1,000 square feet of Rentable Area. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit or suffer to be committed any waste in, on, upon or about the Premises, the Building or the Project.
(f)    Tenant shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters.
(g)    As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State or the United States Government,

A-2 -- 13

including, without limitation, any material or substance which is (A) defined or listed as a “hazardous waste,” “pollutant,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “hazardous material” under any applicable federal, state or local Law or administrative code promulgated thereunder, (B) petroleum, or (C) asbestos.
(i)    Tenant agrees that all operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, by Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”), throughout the Lease Term, shall be in all respects in compliance with all federal, state and local Laws then governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, release, spillage, leakage, dumping, discharge or disposal of any Hazardous Materials.
(ii)    Tenant agrees to indemnify, defend and hold Landlord and its Landlord Parties (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof caused by Tenant or Tenant Affiliates.
(iii)    In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.
(iv)    To Landlord’s knowledge and subject to all matters disclosed in the environmental reports obtained by Landlord in connection with Landlord’s acquisition of the Project, as of the Date of this Lease, Landlord has not received written notice of any violation of environmental Laws pertaining to the Premises and the Building. The term “to Landlord’s knowledge” shall mean the current actual knowledge of Tim Helgeson, the asset manager of Landlord’s managing agent that is the person primarily responsible for overseeing the management and operation of the Building, without any duty of inquiry or investigation.
(v)    Each of the covenants and agreements of Tenant set forth in this Paragraph 6(g) shall survive the expiration or earlier termination of this Lease.
7.    UTILITIES AND SERVICES
(a)    Provided that Tenant is not in default hereunder, Landlord shall furnish, or cause to be furnished to the Premises, the utilities and services described in Exhibit C attached hereto, subject to the conditions and in accordance with the standards set forth therein and in this Lease.
(b)    Tenant agrees to cooperate fully at all times with Landlord and to comply with all regulations and requirements which Landlord may from time to time prescribe for the use of the utilities and services described herein

A-2 -- 14

and in Exhibit C. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements.
(c)    If Tenant requires utilities or services in quantities greater than or at times other than that generally furnished by Landlord pursuant to Exhibit C, Tenant shall pay to Landlord, upon receipt of a written statement therefor, Landlord’s charge for such use. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and (iii) shall not cause or create a dangerous or hazardous condition or interfere with or disturb other tenants in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be determined by Landlord, including payment of Landlord’s charge therefor. In the case of any additional utilities or services to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant upon demand. Notwithstanding the foregoing, Landlord shall have the right to contract with any commercially reasonable utility provider it deems appropriate to provide utilities to the Project.
(d)    Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein or in Exhibit C for any reason (other than Landlord’s gross negligence or willful misconduct), including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable efforts to attempt to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Notwithstanding anything in this Paragraph 7 to the contrary, if an interruption or cessation of a utility service to the Premises from a cause within the reasonable control of Landlord results in the Premises being unusable by Tenant for the conduct of Tenant’s business, then Basic Annual Rent shall be abated commencing on that date which is five (5) consecutive business days following the date Tenant delivers written notice to Landlord of such interruption and continuing until either such utility service to the Premises is restored or the Premises is again usable for the conduct of Tenant’s business. If, however, Tenant reoccupies any portion of the Premises during such abatement period, the Basic Annual Rent allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Basic Annual Rent shall be Tenant’s sole and exclusive remedy at law or in equity in the event of an interruption or cessation of a utility service to the Premises.
(e)    Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards (including, without limitation, those described in Exhibit C) for utilities and services.

A-2 -- 15

8.    NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE
(a)    Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises, the Building or the Project from any cause, EVEN IF SUCH LIABILITIES ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF ANY LANDLORD INDEMNITEE (DEFINED BELOW), BUT NOT TO THE EXTENT SUCH LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH LANDLORD PARTY (DEFINED BELOW). Without limiting the foregoing, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Landlord Parties”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraph 9 and Paragraph 10 of this Lease) for (i) any damage to Tenant’s property stored with or entrusted to Landlord Parties, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project, or (v) any latent or other defect in the Premises, the Building or the Project. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This Paragraph 8(a) shall survive the expiration or earlier termination of this Lease.
(b)    [Intentionally Deleted].
(c)    [Intentionally Deleted].
(d)    Insurance.
(i)    Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom, bodily injury and property damage to a combined single limit of $1,000,000 to one or more than one person as the result of any one accident or occurrence, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Paragraph 8 and in Paragraph 6(g)(ii) of this Lease, with an Excess Limits (Umbrella) Policy in the amount of $5,000,000; (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $1,000,000 per occurrence; and (C) All Risk, Causes of Loss - Special Form property insurance, including fire and extended coverage, sprinkler leakage (including earthquake, sprinkler leakage), vandalism, malicious mischief, wind and/or hurricane coverage, and earthquake and flood coverage. Landlord and its designated property management firm shall be named an additional insured on each of said policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance company or companies authorized to do business in Utah and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Date of this Lease and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD, AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NONRENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. The policies or duly executed certificates showing the material terms for the same, together with satisfactory evidence of the payment of the premiums

A-2 -- 16

therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage. If certificates are supplied rather than the policies themselves, Tenant shall allow Landlord, at all reasonable times, to inspect the policies of insurance required herein.
(ii)    It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 and Paragraph 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies. Tenant shall increase the amounts of insurance or the insurance coverages as Landlord may reasonably request from time to time, but not in excess of the requirements of prudent landlords or lenders for similar tenants occupying similar premises in the Holladay, Utah metropolitan area.
(iii)    Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance.
(iv)    Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option, earthquake damage coverage, terrorism coverage, wind and hurricane coverage, and such additional property insurance coverage as Landlord deems appropriate, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office buildings in the Holladay, Utah metropolitan area and (iii) commercial general liability insurance with a combined single limit coverage of at least $1,000,000.00 per occurrence. All such insurance shall be obtained from insurers Landlord reasonably believes to be financially responsible in light of the risks being insured. The premiums for any such insurance shall be a part of Operating Costs.
(e)    Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or

A-2 -- 17

endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Parties from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.
(f)    Business Interruption. Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD.
(g)    Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s use thereof.
(h)    Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting from Tenant’s use or occupancy of the Premises.
(i)    Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the insurance requirements of this Lease shall constitute an event of default hereunder, and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.
9.    FIRE OR CASUALTY
(a)    Subject to the provisions of this Paragraph 9, in the event the Premises, or access thereto, is wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) rebuild, repair or restore the Premises and access thereto to substantially the same condition as existing immediately prior to such destruction (excluding Tenant’s Alterations, trade fixtures, equipment and personal property, which Tenant shall be required to restore) and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any personal property, above-standard tenant improvements or other items installed or contained in the Premises, and (ii) Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any damage or destruction occurring during the last twelve (12) months of the Lease Term or any extension of the Lease Term.
(b)    Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, the Building or the Project: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”) of the Building or the Project, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed twenty percent (20%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to any portion of the Building or the Project by uninsured casualty, the cost of Restoration of the Building or the Project, in the reasonable opinion of Landlord, exceeds $500,000; or (iii)

A-2 -- 18

where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds twenty percent (20%) of the replacement cost of the Premises; or (iv) if Landlord has not obtained appropriate zoning approvals for reconstruction of the Project, Building or Premises. Any such termination shall be made by thirty (30) days’ prior written notice to Tenant given within ninety (90) days of the date of such damage or destruction. If this Lease is not terminated by Landlord and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, the Basic Annual Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration materially interfere with Tenant’s business in the Premises). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction.
(c)    Within ninety (90) days of the date of damage or destruction affecting the Premises, Landlord shall provide Tenant with a good faith estimate (the “Landlord’s Restoration Notice”) of the time period in which the Premises shall be restored. In the event the estimate provides that the Premises will not be restored within two hundred seventy (270) days following the date of the damage or destruction, then Tenant shall be permitted to terminate the Lease by providing written notice to Landlord no later than thirty (30) days following receipt of Landlord’s Restoration Notice. Tenant’s failure to timely deliver its termination notice shall waive Tenant’s right to terminate the Lease due to any damage or destruction.
10.    EMINENT DOMAIN
In the event the whole of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of Landlord, substantially interfere with Landlord’s operation thereof, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, to the extent of proceeds paid to Landlord as a result of the Taking, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and above-standard tenant improvements) to a complete, functioning unit. In such case, the Basic Annual Rent shall be reduced proportionately based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking, this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Paragraph 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant or for relocation or moving expenses recoverable by Tenant from the condemning authority. This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a Taking. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a Taking. Accordingly, the parties waive any statutes permitting the parties to terminate this Lease as a result of a Taking.
11.    ASSIGNMENT AND SUBLETTING
(a)    Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage, hypothecate or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license in or suffer any person other than Tenant or its employees to use or occupy the Premises

A-2 -- 19

or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such attempted assignment, subletting, license, mortgage, hypothecation, other encumbrance or other use or occupancy without the consent of Landlord shall be null and void and of no effect. Any mortgage, hypothecation or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license or sufferance of any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease. In addition, as used in this Paragraph 11, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor. Provided no event of default has occurred and is continuing under this Lease, upon thirty (30) days prior written notice to Landlord, Tenant may, without Landlord’s prior written consent, assign this Lease to an entity into which Tenant is merged or consolidated or assign this Lease or sublease the Premises to an entity to which substantially all of Tenant’s assets are transferred or to an entity controlled by or is commonly controlled with Tenant, provided (i) such merger, consolidation, or transfer of assets is for a good faith business purpose and not principally for the purpose of transferring Tenant’s leasehold estate, and (ii) the assignee or successor entity has a tangible net worth, calculated in accordance with generally accepted accounting principles (and evidenced by financial statements in form reasonably satisfactory to Landlord) at least equal to the tangible net worth of Tenant immediately prior to such merger, consolidation, or transfer. The term “controlled by” or “commonly controlled with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control.
(b)    No assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning Tenant and the proposed assignee or subtenant. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease.
(c)    At any time within thirty (30) days after Landlord’s receipt of the information specified in subparagraph (b) above, Landlord may by written notice to Tenant elect to terminate this Lease as to the portion of the Premises so proposed to be subleased (but only to the extent the portion proposed to be subleased is at least fifty percent (50%) of the Premises then being leased by Tenant) or assigned (which may include all of the Premises), with a proportionate abatement in the Rent payable hereunder.
(d)    Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:
(i)    The assignee or sublessee (or any affiliate of the assignee or sublessee) is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;
(ii)    The intended use of the Premises by the assignee or sublessee is not for general office use;
(iii)    The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Building;

A-2 -- 20

(iv)    Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters;
(v)    The assignee or sublessee (or any affiliate of the assignee or sublessee) is then negotiating with Landlord or has negotiated with Landlord within the previous six (6) months, or is a current tenant or subtenant within the Building or Project;
(vi)    The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building or Project; or
(vii)    In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.
The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld its consent to a proposed assignment or sublease or otherwise has breached its obligations under this Paragraph 11, their sole remedy shall be to seek a declaratory judgment and/or injunctive relief without any monetary damages, and, with respect thereto, Tenant, on behalf of itself and, to the extent permitted by law, such proposed assignee/sublessee, hereby waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease.
(e)    Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease. In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord, as additional rent hereunder, one-half (1/2) of all such excess Rent and other excess consideration within ten (10) days following receipt thereof by Tenant, after Tenant’s recovery of its actual and reasonable attorney’s fees, brokerage commissions and improvements allowances or improvement costs incurred directly in connection with such assignment or subletting. .
(f)    If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.
(g)    If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of One Thousand Dollars ($1,000.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease or request for consent.
(h)    Notwithstanding any provision of this Lease to the contrary, in the event this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall

A-2 -- 21

be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.
12.    DEFAULT
(a)    Events of Default. The occurrence of any one or more of the following events shall constitute an “event of default” or “default” (herein so called) under this Lease by Tenant: (i) Tenant shall fail to pay Rent or any other rental or sums payable by Tenant within five (5) days from written notice to Tenant that such payment is due, provided, however, that if during the immediately preceding twelve (12) month period Landlord has already given Tenant a written notice of Tenant’s failure to pay an installment of Rent on two (2) occasions, no notice shall be required for a Rent delinquency to become an event of default; (ii) Tenant shall fail to comply with or observe any other provision of this Lease and such failure shall continue for thirty (30) days after written notice to Tenant (or, in the case of Tenant’s failure to comply with or observe any other single provision of this Lease more than two (2) times during the Lease Term, upon the occurrence of the third and all subsequent such failures, without notice from Landlord); (iii) Tenant or any guarantor of Tenant’s obligations hereunder shall make a general assignment for the benefit of creditors; (iv) any petition shall be filed by or against Tenant or any guarantor of Tenant’s obligations hereunder under the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, and such petition shall not be dismissed within sixty (60) days of filing, or Tenant or any guarantor of Tenant’s obligations hereunder shall be adjudged bankrupt or insolvent in proceedings filed thereunder; (v) a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations hereunder, and such appointment shall not be vacated or otherwise terminated, and the action in which such appointment was ordered dismissed, within sixty (60) days of filing; (vi) Tenant shall fail to take possession of or shall desert, abandon or vacate the Premises; (vii) the death of any guarantor; or (viii) the occurrence of an event described in clause (iv) or (v) of this Paragraph (without regard to any cure periods contained therein), and the failure thereafter of Tenant (A) to timely and fully make any payment of Rent or any other sum of money due hereunder or (B) to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder.
(b)    Remedies. Upon the occurrence of any event of default specified in this Lease, Landlord shall have the option to pursue any (i) one or more of the following remedies without any notice or demand whatsoever and without releasing Tenant from any obligation under this Lease; or (ii) other remedy offered Landlord in law or in equity:
(i)    Landlord may enter the Premises without terminating this Lease and perform any covenant or agreement or cure any condition creating or giving rise to an event of default under this Lease and Tenant shall pay to Landlord on demand, as additional rent, the amount expended by Landlord in performing such covenants or agreements or satisfying or observing such condition. Landlord, or its agents or employees, shall have the right to enter the Premises, and such entry and such performance shall not terminate this Lease or constitute an eviction of Tenant.
(ii)    Landlord may terminate this Lease by written notice to Tenant (and not otherwise) or Landlord may terminate Tenant’s right of possession without terminating this Lease. In either of such events Tenant shall surrender possession of and vacate the Premises immediately and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter the Premises, in whole or in part, with or without process of law and to expel or remove Tenant and any other person, firm or entity who may be occupying the Premises or any part thereof and remove any and all property therefrom, using such lawful force as may be necessary.
(iii)    In the event Landlord elects to re-enter or take possession of the Premises after Tenant’s default, with or without terminating this Lease, Landlord may change locks or alter security devices and lock

A-2 -- 22

out, expel or remove Tenant and any other person who may be occupying all or any part of the Premises without being liable for any claim for damages.
(iv)    Should Landlord elect to terminate this Lease or Tenant’s right to possession under the provisions above, Landlord may recover the following damages from Tenant:
(A)    The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus
(B)    The worth at the time of the award of the unpaid Rent that would have been earned after termination, until the time of award; plus
(C)    The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus
(D)    Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any reasonable costs or expenses (including, without limitation, reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after default; (c) preparing the Premises or any portion thereof for reletting to a new tenant, including, without limitation, any reasonable repairs or alterations, whether for the same or a different use; (d) reletting the Premises, including but not limited to, advertising expenses, brokers’ commissions and fees; and (e) any special concessions made to obtain a new tenant.
(E)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
As used in sub-subparagraphs (A) and (B) above, the phrase “worth at the time of the award” shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in sub-subparagraph (C) above, the phrase “worth at the time of the award” shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Project is located, plus one percent (1%).
(v)    Tenant specifically acknowledges and agrees that Landlord shall have the right to continue to collect Rent after any termination (whether said termination occurs through eviction proceedings or as a result of some other early termination pursuant to this Lease) for the remainder of the Lease Term, less any amounts collected by Landlord from the reletting of the Premises, but in no event shall Tenant be entitled to receive any excess of any such rents collected over the Rent.
(vi)    A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in same. Following an event of default, Landlord shall have the right to require any subtenants to pay all sums due under their subleases directly to Landlord.
(vii)    All demands for Rent and all other demands, notices and entries, whether provided for under common law or otherwise, that are not expressly required by the terms hereof, are hereby waived by Tenant.

A-2 -- 23

(viii)    Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
(ix)    If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.
(x)    Notwithstanding any prior election by Landlord to not terminate this Lease, Landlord may at any time, including subsequent to any re-entry or taking of possession of the Premises as allowed hereinabove, elect to terminate this Lease.
(xi)    Landlord may apply Tenant’s Security Deposit to the extent necessary to make good any rent arrearage, to pay the cost of remedying Tenant’s default or to reimburse Landlord for expenditures made or damages suffered as a consequence of Tenant’s default, without prejudice to any other remedies Landlord may have under this Lease. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.
(c)    Mitigation of Damages.
(i)    In the event of a default under the Lease, Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.
(ii)    Landlord’s obligation to mitigate damages after a default by Tenant shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:
(A)    Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.
(B)    Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Project suitable for that prospective tenant’s use are (or soon will be) available.
(C)    Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar space, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space.
(D)    Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would:
a.    Disrupt the tenant mix or balance of the Project;

b.	Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project;
c.    Adversely affect the reputation of the Project; or

A-2 -- 24

d.    Be incompatible with the operation of the Project.
(E)    Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant (a “Substitute Lease”) which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.
(F)    Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

a.
Tenant pays any such sum to Landlord in advance of Landlord’s execution of a Substitute Lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

b.	Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease.
(iii)    Upon compliance with the above criteria regarding the releasing of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Paragraph 12(c).
(iv)    Tenant’s right to seek damages from Landlord as a result of a default by Landlord under this Lease shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant’s property or business, or to any of Tenant’s officers, employees, agents, invitees, or other third parties that may be caused by any such default of Landlord.
(d)    Effect of Suit or Partial Collection. Institution of a forcible detainer action to re-enter the Premises shall not be construed to be an election by Landlord to terminate this Lease. Landlord may collect and receive any Rent due from Tenant and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive or alter the rights or remedies which Landlord may have at law or in equity or by virtue of this Lease at the time of such payment.
(e)    Remedies Cumulative. All rights and remedies of Landlord herein or existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.
(f)    Late Payment Charge and Interest Payable. Landlord may, without further notice to Tenant, impose a late payment charge equal to five percent (5%) of any amount due if any amount due under this Lease is not paid within five (5) days from the date required to be paid hereunder; provided, however, with respect to the first late payment in any consecutive twelve (12) month period, no such late charge shall accrue unless Tenant fails to pay such sum within five (5) days after receipt of written notice from Landlord of Tenant’s failure to timely pay such sum (it being agreed that with respect to the second and any subsequent late payments in such consecutive twelve (12) month period no such written notice shall be required). In addition, any payment due under this Lease not paid within ten (10) days after the date herein specified to be paid shall bear interest from the date such payment is due to the date of actual

A-2 -- 25

payment at the rate of twelve percent (12%) per annum or the highest lawful rate of interest permitted by Utah or federal law, whichever rate of interest is lower.
13.    ACCESS; CONSTRUCTION
Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises, Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord or Tenant, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Upon at least twenty-four (24) hours’ prior notice (except in the event of an emergency, when no notice shall be necessary), Landlord reserves and shall at any time and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, lenders or tenants (provided, however, with respect to prospective tenants, only during the last nine (9) months of the Lease Term), to post notices of non-responsibility, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without additional expense to Landlord, any interruption of or interference with the business of Tenant. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.
14.    BANKRUPTCY
(a)    If at any time on or before the Commencement Date there shall be filed by or against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease shall ipso facto be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any applicable law or by an order of any court, tribunal, administrative agency or any other forum having jurisdiction, shall be entitled to possession of the Premises and Landlord, in addition to the other rights and remedies given by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

A-2 -- 26

(b)    If, after the Commencement Date, or if at any time during the Lease Term, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after sixty (60) calendar days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.
(c)    In the event of the occurrence of any of those events specified in this Paragraph 14, if Landlord shall not choose to exercise, or by applicable law, shall not be able to exercise, its rights hereunder to terminate this Lease upon the occurrence of such events, then, in addition to any other rights of Landlord hereunder or by virtue of applicable law, (i) Landlord shall not be obligated to provide Tenant with any of the utilities or services specified in Paragraph 7, unless Landlord has received compensation in advance for such utilities or services, and the parties agree that Landlord’s reasonable estimate of the compensation required with respect to such services shall control, and (ii) neither Tenant, as debtor-in-possession, nor any trustee or other person (hereinafter collectively referred to as the “Assuming Tenant”) shall be entitled to assume this Lease unless on or before the date of such assumption, the Assuming Tenant (x) cures, or provides adequate assurance that the latter will promptly cure, any existing default under this Lease, (y) compensates, or provides adequate assurance that the Assuming Tenant will promptly compensate Landlord for any pecuniary loss (including, without limitation, attorneys’ fees and disbursements) resulting from such default, and (z) provides adequate assurance of future performance under this Lease, it being covenanted and agreed by the parties that, for such purposes, any cure or compensation shall be effected by the immediate payment of any monetary default or any required compensation, or the immediate correction or bonding of any nonmonetary default. For purposes of this Lease, (i) any “adequate assurance” of such cure or compensation shall be effected by the establishment of an escrow fund for the amount at issue or by the issuance of a bond, and (ii) “adequate assurance” of future performance shall be effected by the establishment of an escrow fund for the amount at issue or by the issuance of a bond.
15.    INTENTIONALLY DELETED
16.    SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES
(a)    Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds to secure debt, deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest. Furthermore, Tenant shall within ten (10) days of demand therefor execute any commercially reasonable instruments or other documents which may be reasonably required by Landlord or the holder of any Security Document and specifically shall execute, acknowledge and deliver within ten (10) days of demand therefor a subordination of lease or subordination of deed of trust or mortgage, in the form required by the holder of the Security Document requesting the document; the failure to do so by Tenant within such time period shall be a material default hereunder if not cured within five (5) days after receipt of a second written notice advising Tenant of its failure to timely execute such documents; provided, however, the new landlord or

A-2 -- 27

the holder of any Security Document shall agree that Tenant’s quiet enjoyment of the Premises shall not be disturbed as long as Tenant is not in default under this Lease.
Notwithstanding anything to the contrary contained herein, Tenant’s subordination of this Lease to any future security devices entered into by Landlord and any attornment obligations in connection therewith shall be subject to receiving a non-disturbance agreement (a “Non-Disturbance Agreement”) from the lender on the lender’s then current form, which such Non-Disturbance Agreement shall provide that Tenant’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in breach hereof and attorns to the record owner of the Premises.
(b)    If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, at the election of such ground lessor, master lessor or purchaser at foreclosure, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to all future obligations by the terms of this Lease, and if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired Lease Term then remaining). Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.
(c)    [Intentionally Deleted].
(d)    Tenant shall, upon not less than ten (10) days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Basic Annual Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit E is hereby approved by Tenant for use pursuant to this (e)     subparagraph (d); however, at Landlord’s option, Landlord shall have the right to use other forms for such purpose. Tenant’s failure to execute and deliver such statement within such time shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.
17.    SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY
(a)    In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease; provided the new owner of the Building assumes in writing the obligations of Landlord under this Lease. If the Security Deposit has been deposited by Tenant to Landlord prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.
(b)    Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the

A-2 -- 28

thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Project and not thereafter. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. The foregoing shall not limit any right that Tenant might have to obtain specific performance of Landlord’s obligations hereunder.
(c)    Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord and/or any Landlord Indemnitee in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages or loss of profits under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease. Except in connection with damages arising from any holding over by Tenant as set forth in Paragraph 19(f) below, under no circumstances whatsoever shall Tenant ever be liable for punitive, consequential or special damages or loss of profits under this Lease and, except in connection with holdover damages arsing under Paragraph 19(f) below, Landlord waives any rights it may have to such damages under this Lease in the event of a breach or default by Tenant under this Lease.
(d)    As a condition to the effectiveness of any notice of default given by Tenant to Landlord, Tenant shall also concurrently give such notice under the provisions of Paragraph 17(b) to each beneficiary under a Security Document encumbering the Project of whom Tenant has received written notice (such notice to specify the address of the beneficiary). In the event Landlord shall fail to cure any breach or default within the time period specified in subparagraph (b), then prior to the pursuit of any remedy therefor by Tenant, each such beneficiary shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured within
(e)    such period, then each such beneficiary shall have such additional time as shall be necessary to cure such default, provided that within such thirty (30) day period, such beneficiary has commenced and is diligently pursuing the remedies available to it which are necessary to cure such default (including, without limitation, as appropriate, commencement of foreclosure proceedings).
18.    PARKING; COMMON AREAS
(a)    Tenant shall have the right to the nonexclusive use of the number of parking spaces located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions for the parking of operational motor vehicles used by Tenant, its officers and employees only. Landlord reserves the right, at any time upon written notice to Tenant, to designate the location of Tenant’s parking spaces as determined by Landlord in its reasonable discretion; provided that if Landlord desires to change the location of the parking from the area that Tenant is currently using as of the Date of this Lease, then such new location shall be in reasonable proximity to the Building. The use of such spaces shall be subject to the rules and regulations adopted by Landlord from time to time for the use of the parking areas, provided that such rules and regulations shall not materially adversely affect Tenant’s rights hereunder. Landlord

A-2 -- 29

further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking. Except as otherwise expressly agreed to in this Lease, Tenant agrees that Tenant, its officers and employees shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Paragraph, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.
(b)    Subject to subparagraph (c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, restrooms, elevators, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations contained herein and the provisions of any covenants, conditions and restrictions affecting the Building or the Project. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided, however, that (i) there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom, and (ii) Landlord shall use commercially reasonable efforts to minimize any interruption with Tenant’s use of the Premises. In the event that the Project is not completed on the date of execution of this Lease, Landlord shall have the sole judgment and discretion to determine the architecture, design, appearance, construction, workmanship, materials and equipment with respect to construction of the Project. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws (iii) and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof.
(c)    Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the term “Project” for purposes of allocating and calculating Operating Costs so as to include or exclude areas as Landlord shall from time to time determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Costs) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Costs are determined) and adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is determined on an arms-length basis or some other basis reasonably determined by Landlord. In the case where the definition of the Project is revised for purposes

A-2 -- 30

of the allocation or determination of Operating Costs, (i) Tenant’s Proportionate Share of the Building shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Building (as then defined) represented by the Premises, and (ii) Tenant’s Proportionate Share of the Project shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Project (as then defined) represented by the Premises. The Rentable Area of the Project is subject to adjustment by Landlord from time to time to reflect any re-measurement thereof by Landlord’s architect, at Landlord’s request, and/or as a result of any additions or deletions to any of the buildings in the Project as designated by Landlord. Notwithstanding the foregoing, Landlord agrees that in no event shall Tenant’s Proportionate Share of Operating Costs increase due to Landlord redefining the term “Project.” Landlord shall have the sole right to determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall also have the right, in its sole discretion, to allocate and prorate any portion or portions of the Operating Costs on a building-by-building basis, on an aggregate basis of all buildings in the Project, or any other reasonable manner, and if allocated on a building-by-building basis, then Tenant’s Proportionate Share shall, as to the portion of the Operating Costs so allocated, be based on the ratio of the Rentable Area of the Premises to the Rentable Area of the Building. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Project.
19.    MISCELLANEOUS
(a)    Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.
(b)    Waiver. No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.
(c)    Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile. The date of giving any Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Section 19(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant and if to Tenant, at the Premises. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph; provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof. For the purpose of this Lease, Landlord’s counsel may provide Notices to Tenant on behalf of Landlord and such notices shall be binding on Tenant as if such notices have been provided directly by Landlord.
(d)    Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any. IN ALL EVENTS OTHER THAN THE WILLFUL

A-2 -- 31

MISCONDUCT OF LANDLORD, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. Tenant shall provide such supplemental security services and shall install within the Premises such supplemental security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.
(e)    Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.
(f)    Holding Over. If Tenant retains possession of the Premises after the termination or expiration of the Lease Term, then Tenant shall, at Landlord’s election, become a tenant at sufferance (and not a tenant at will), such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Basic Annual Rent for the holdover period, an amount equal to one hundred fifty percent (150%) of the Basic Annual Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments (including payments of Additional Rent) shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises.
(g)    Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:
(i)    ACCEPTS THE PREMISES, THE BUILDING AND LEASEHOLD IMPROVEMENTS AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED;
(ii)    ACCEPTS THE PREMISES AND PROJECT AS BEING IN GOOD AND SATISFACTORY CONDITION;
(iii)    WAIVES ANY DEFECTS IN THE PREMISES AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT’S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD’S COMPLETION OF MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT’S OCCUPANCY OF THE PREMISES; AND

A-2 -- 32

(iv)    WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.
(h)    Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord, subject to the provisions of this Lease and to the provisions of any (i) covenants, conditions and restrictions, or (ii) Security Documents to which this Lease is subordinate or may be subordinated.
(i)    Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Project recorded in the Real Property Records of the County in which the Project is located, prior to and subsequent to the date hereof, including, without limitation, all covenants, conditions and restrictions. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially interfere with the use of the Premises by Tenant. At Landlord’s request, Tenant shall join in the execution of any of the aforementioned documents.
(j)    Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant shall attorn to each purchaser, successor or assignee of Landlord.
(k)    Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons, other than those listed in Item 12 of the Basic Lease Provisions, claiming to have represented Tenant in connection with this Lease and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons, other than those listed in Item 12 of the Basic Lease Provisions, claiming to have represented Landlord in connection with this Lease and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.
(l)    Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the name, number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom.

A-2 -- 33

(m)    Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
(n)    Time. Time is of the essence of this Lease and each and all of its provisions.
(o)    Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Article 5, Article 7, Article 13 and Article 18, the term Landlord shall include Landlord, its employees, contractors and agents. If more than one person is named as Tenant the obligations of such persons are joint and several. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
(p)    Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State of Utah. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.
(q)    Authority. If Tenant is a corporation or limited liability company, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. If Tenant is a partnership or trust, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership or trust agreement. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.
(r)    Joint and Several Liability. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.
(s)    Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986, as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.
(t)    Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit D attached hereto, as the same may be changed from time to time upon reasonable notice to Tenant, provided such changes shall not materially adversely affect Tenant’s rights hereunder. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations.

A-2 -- 34

(u)    Joint Product. This Lease is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.
(v)    Financial Statements. Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, with the most current audited financial statements prepared in accordance with generally accepted accounting principles, certified by Tenant and an independent auditor to be true and correct, reflecting Tenant’s then current financial condition.
(w)    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Article 6 and Article 8 of this Lease and Section 19(f) of this Lease and any extension of the Construction Termination Date as set forth in Paragraph (d) of Exhibit B to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
(x)    Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.
(y)    WAIVER OF JURY TRIAL. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDYUNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE.
(z)    Building Access Cards. Prior to the Commencement Date, Tenant shall submit to Landlord a list of employees needing Building Access Cards. Based upon such list, Landlord will provide Tenant a maximum of one (1) Building Access Card per employee. After the Commencement Date, any replacement or additional cards will be furnished at a cost to Tenant of Twenty-Five Dollars ($25.00) per card.
(aa)    Anti-Terrorism Representations. Tenant is not, and shall not during the Lease Term become, a person or entity with whom Landlord is restricted from doing business under the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act” and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated nationals and Blocked Persons List (collectively, “Prohibited Persons”). To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. Tenant will not in the future during the Lease Term engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. Breach of these representations constitutes a material breach of this Lease and shall entitle Landlord to any and all remedies thereunder, or at law or in equity.

A-2 -- 35

(bb)    Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (the “Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease; the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of Basic Annual Rent or Additional Rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.
(cc)    Credit Amount. As of the Date of this Lease Tenant is currently considered in holdover with respect to the Suite 175 Space, Suite 250 Space and Suite 450 Space and Tenant has been paying rent on such spaces under the respective leases at a holdover rate. As consideration for entering into this Lease, Landlord hereby agrees to provide Tenant with a credit in the amount of $182,750.94 (the “Credit Amount”), which such Credit Amount shall, at Tenant’s option, either be applied towards abatement of Basic Annual Rent due hereunder until such amount is exhausted or be added to the Landlord’s Construction Allowance and applied towards the costs of construction of the Tenant Improvements being constructed pursuant to Exhibit B attached hereto. No later than sixty (60) days following the Commencement Date of this Lease Tenant shall provide written notice (the “Credit Amount Election Notice”) to Landlord advising it whether it will elect to apply the Credit Amount towards Basic Annual Rent abatement or as additional Landlord’s Construction Allowance. In the event Tenant fails to deliver a Credit Amount Election Notice, then Tenant shall be deemed to have elected to add the Credit Amount to the Landlord’s Construction Allowance to be used in accordance with Exhibit B hereof towards costs of Tenant Improvements. To the extent Tenant does timely deliver a Credit Amount Election Notice and in such notice elects to apply the Credit Amount towards Basic Annual Rent abatement, then such Credit Amount shall be applied towards the next installments of Basic Annual Rent becoming due under the Lease until such Credit Amount is fully exhausted.
(dd)    Fascia Sign. Tenant currently has a sign installed on the upper fascia of the building pursuant to the Existing Leases (the “Fascia Sign”). Provided that (x) Tenant is the Tenant originally named herein, (y) Tenant is leasing and actually occupies a minimum of one (1) full floor of the Building, and (z) no event of material default or event which but for the passage of time or the giving of notice, or both, would constitute a material event of default has occurred and is continuing, then Tenant shall continue to be able to maintain such Fascia Sign. Tenant’s right to maintain such Fascia Sign are subject to the further terms of this paragraph and all applicable laws, ordinances, restrictions, rules and regulations, as well as all applicable covenants, restrictions or deed restrictions affecting the Project (collectively, the “Applicable Rules and Restrictions”). Tenant’s right to maintain the Fascia Sign is a nonexclusive right. The engineering, manufacture, installation, maintenance and removal of, and the procurement of all required approvals for, the Fascia Sign shall be at Tenant’s sole cost and expense. The installation of the Fascia Sign shall be in compliance with all Applicable Rules and Restrictions. Prior to any changes to the Fascia Sign, Tenant shall submit to Landlord, for Landlord’s approval which shall not be unreasonably withheld, delayed or, except as expressly provided herein, conditioned, (i) a report from a structural engineer reasonably acceptable to Landlord providing that (A) the Building can adequately support the installation of the Fascia Sign, and (B) the Fascia Sign can and will be installed in a manner that will not damage, or otherwise affect or diminish the structural integrity of, the Building, and (ii) a detailed drawing indicating the size, layout, design, configuration, lettering and/or graphics and color of the proposed Fascia Sign,

A-2 -- 36

together with the proposed location where the Fascia Sign is to be installed. In the event Landlord approves the structural report and any changes to the Fascia Sign, Landlord shall evidence such approval in writing. Tenant shall install, repair, maintain, and remove the Fascia Sign with contractors approved by Landlord. Any such contractors shall satisfy Landlord’s insurance and indemnification requirements prior to performing any work. Tenant agrees that the installation, maintenance, repair and removal of the Fascia Sign shall be at Tenant’s sole risk. Tenant agrees to maintain the Fascia Sign in good condition and repair and, prior to the expiration of the Lease Term or the earlier termination of this Lease or Tenant’s right of possession under this Lease, Tenant shall remove the Fascia Sign and restore the Building to the condition immediately prior to the installation of the Fascia Sign, at Tenant’s sole cost and expense. In the event Tenant fails to repair or remove the Fascia Sign, Landlord shall have the right to repair or remove the Fascia Sign, as the case may be, and Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith, plus an additional charge equal to ten percent (10%) of such costs incurred by Landlord as a coordination fee, and upon any such removal Landlord shall have the right to dispose of the same in any manner Landlord so desires without any liability to Tenant therefor. TENANT AGREES TO INDEMNIFY AND HOLD LANDLORD HARMLESS FROM AND AGAINST ANY AND ALL LIENS, CLAIMS, DEMANDS, LIABILITIES, AND EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES) INCURRED OR SUFFERED BY LANDLORD AND EXISTING OUT OF OR IN ANY WAY RELATED TO THE INSTALLATION, MAINTENANCE, REPAIR OR REMOVAL OF THE FASCIA SIGN, EVEN IF THE SAME IS CAUSED IN PART (BUT NOT SOLELY) BY THE NEGLIGENCE OF LANDLORD, ITS EMPLOYEES, AGENTS OR REPRESENTATIVES. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate Tenant’s rights under this Paragraph 19(dd) by providing written notice of termination to Tenant if, at any time, Tenant (1) assigns this Lease, (2) subleases any portion of the Premises, or (3) suffers an event of default of any term or condition of this Lease. In the event Landlord terminates Tenant’s rights under this Paragraph 19(dd) as provided for in the immediately preceding sentence, Tenant shall remove the Fascia Sign from the Building and repair any damage to the Building caused by the installation, maintenance and/or removal thereof within thirty (30) days following receipt of Landlord’s written notice of termination, and, in the event Tenant fails to timely remove the Fascia Sign and/or repair such damage, Landlord shall have the right to do the same and Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith, plus an additional charge equal to ten percent (10%) of such costs incurred by Landlord as a coordination fee (and Tenant shall be deemed to have abandoned the Fascia Sign and Landlord shall have the right to dispose of the Fascia Sign in any manner Landlord shall choose in its sole discretion without any liability whatsoever to Tenant with respect thereto).
(ee)    Restoration Payment. Pursuant to the terms of the Suite 175/250 Lease, Tenant paid to Landlord a Restoration Payment (as defined in the Suite 175/250 First Amendment) in the amount of $72,251.00. The Restoration Payment shall be retained by Landlord pursuant to the terms of this Paragraph 19(ee). Accordingly, Landlord shall have no obligation to actually restore the “Additional Space” (as defined in the Suite 175/250 First Amendment) to its original condition prior to the improvements constructed by Tenant in accordance the Suite 175/250 First Amendment, provided, however, that in the event Landlord elects not to restore the Additional Space within twelve (12) months from the expiration or earlier termination of this Lease (as the Lease Term may be extended from time to time), then the Restoration Payment shall be refundable to Tenant and Landlord shall remit the Restoration Payment to Tenant within fifteen (15) days from the end of the above referenced twelve (12) month period.
[SIGNATURE PAGE TO FOLLOW]

A-2 -- 37

SIGNATURE PAGE TO OFFICE LEASE
BY AND BETWEEN EOS AT MILLROCK PARK, LLC, AS LANDLORD,
AND HEALTHCARE QUALITY CATALYST, LLC, AS TENANT
IN WITNESS WHEREOF, intended to be legally bound hereby, the parties hereto, by their duly authorized representatives, have executed and scaled this Lease with the intention that this Lease constitutes an instrument under seal, and that the parties have executed this Lease to be effective as of the Date of this Lease.

“LANDLORD”			“TENANT”

EOS AT MILLROCK PARK, LLC,			HEALTHCARE QUALITY CATALYST, LLC,
a Delaware limited liability company			a Utah limited liability company

By:	KBS Realty Advisors, LLC,
a Delaware limited liability company
as its authorized agent

	By:	/s/ Tim Helgeson	By:	/s/ Jeff Selander
		Tim Helgeson, Senior Vice President	Name:	Jeff Selander
			Title:	Chief People Officer

A-2 -- 38

ADDENDUM ONE
ONE RENEWAL OPTION AT FIXED RATE
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
BY AND BETWEEN
EOS AT MILLROCK PARK, LLC
and
HEALTHCARE QUALITY CATALYST, LLC
(a)    Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no event of default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of twelve (12) months (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the Extension Term”). Tenant must give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of the Lease Term at least nine (9) months, but not more than fifteen (15) months, prior to the scheduled expiration date of the Lease Term.
(b)    The Basic Annual Rent payable by Tenant to Landlord during the Extension Term shall be the sum of $181,426.09 per month (which is equal to $36.07 per square foot of Rentable Area).
(c)    The payment of Basic Annual Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Operating Costs and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Costs and other items with respect to the Premises during the Extension Term (it being acknowledged and agreed that during the Extension Term the Base Year shall continue to be the calendar year 2016).
(d)    Except for the Basic Annual Rent during the Extension Term as specified above, Tenant’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.
(e)    If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant’s right to extend the Lease Term for the Extension Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.
(f)    Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in “as-is”, “where-is” and “with all faults” condition.
(g)    If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).
(h)    If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Addendum One, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Extension Term, as applicable, except as provided in (d) above.

Addendum One-1